Press Release                                Source: Elite Pharmaceuticals, Inc.

ELITE PHARMACEUTICALS ANNOUNCES REVISED EXCHANGE OFFER
Tuesday September 23, 12:48 pm ET

NORTHVALE, N.J.--(BUSINESS WIRE)--Sept. 23, 2003--Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI - News) which develops generic and brand-name oral pharmaceuticals applicable to delayed, sustained, targeted and pulsatile release tablets and capsules, announced today that it's Board of Directors has authorized an offer to exchange its Class C Warrants for previously issued Class A Warrants which expired on November 30, 2002 without requiring a payment of an exchange fee of $0.10 per warrant. The latter requirement had been pursuant to a previously announced settlement agreement with a group of holders of the Company's Common Stock and Class A Warrants.

The effect of the exchange offer is to extend the expiration date of the Class A Warrants from November 30, 2002 to November 30, 2005, and reduce the exercise price from $6.00 to $5.00. The Class C Warrants are non-transferrable.

The holders of the Class A Warrants can receive the Class C Warrants by surrendering or having their brokers' surrender their Class A Warrants to Company's transfer agent, New Jersey Transfer and Trust Company.

There are currently 1,721,179 Class A Warrants outstanding, all of which are entitled to exchange for the Class C Warrants. The Company plans to file a registration statement, with the Securities Exchange Commission to register the shares of the Company's Common Stock issuable upon exercise of the Class C Warrants. The offer, absent the exchange fee, shows our commitment to those who were involved in the Company's past financing efforts," says Bernard Berk, CEO of Elite.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral release, controlled release (CR) products. Elite develops CR products internally and licenses CR products using proprietary technology. The Company's strategy includes developing CR versions of generic drugs with high barriers to entry and assisting with the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granuals and powders for NDA or ANDA submission. Elite has a pipline of six products under development in the therapeutic areas that includes carbiovascular, pain, allergy and infection. Elite also has a GMP and DEA approved facility for commercial scale manufacturing in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Contact:
     Investor Relations for Elite Pharmaceuticals, Inc.
     Dianne Will, 518-398-6222
     dwill@willstar.net
     www.elitepharma.com

Source: Elite Pharmaceuticals, Inc.